UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Pharmasset, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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February 22, 2008

Dear Stockholders:

It is my pleasure to invite you to Pharmasset’s 2008 Annual Meeting of Stockholders. We will hold the meeting on Tuesday, March 25, 2008, at 9:00 a.m., at Le Parker Meridien, 118 West 57th Street, New York, New York. During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and Proxy Statement and I will present an update on our business operations. There will also be time for questions.

The enclosed Notice of Annual Meeting, Proxy Statement and Proxy Card provides information about Pharmasset in addition to describing the business we will conduct at the meeting.

We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, please vote your shares using any of the following methods: vote by the Internet, as described in the instructions you receive; complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope; or vote in person at the meeting.

Thank you for your ongoing support of Pharmasset. We look forward to seeing you at our Annual Meeting.

Sincerely,

P. Schaefer Price
Chief Executive Officer

PHARMASSET, INC.

303-A College Road East

Princeton, New Jersey 08540

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on March 25, 2008

To our stockholders:

We invite you to our 2008 annual meeting of stockholders, which will be held at Le Parker Meridien, 118 West 57th Street, New York, New York on Tuesday, March 25, 2008 at 9:00 a.m., local time. At the meeting, stockholders will be asked to:

1.	Elect three Class I Directors for the ensuing three years;

2.	Ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year; and

3.	Transact such other business as may properly come before the meeting or any adjournment thereof.

P. Schaefer Price, our President and Chief Executive Officer, will also present an update on our business operations at the annual meeting.

Stockholders of record at the close of business on January 25, 2008, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the meeting. Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares.

By Order of the Board of Directors,

BRYCE A. ROBERTS
Secretary

Princeton, New Jersey

February 22, 2008

Proxy Statement

This Proxy Statement and the accompanying proxy card are being mailed, beginning on or about February 22, 2008, to owners of shares of Common Stock of Pharmasset, Inc. (which may be referred to herein as we, us or the Company) in connection with the solicitation of proxies by our board of directors for our Annual Meeting of Stockholders (referred to herein as the Annual Meeting). This proxy procedure is necessary to permit all stockholders, many of whom are unable to attend the Annual Meeting, to vote. Our board of directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

Information About the Annual Meeting and Voting

Who is entitled to vote at the Annual Meeting?

Common stockholders of record at the close of business on January 25, 2008 (the record date) may vote at the Annual Meeting. There were 21,290,614 shares of our Common Stock outstanding on January 25, 2008. During the 10 days prior to the Annual Meeting, you may inspect a list of stockholders eligible to vote. If you would like to inspect the list, please call Bryce A. Roberts, our Secretary, at (609) 613-4100 to arrange a visit to our offices.

If you were a stockholder of record on that date, you will be entitled to vote all of the shares of our Common Stock that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting.

What are the voting rights of the holders of Common Stock?

Each outstanding share of our Common Stock will be entitled to one vote on each matter considered at the Annual Meeting.

How do I vote?

If you are a record holder, meaning your shares are registered in your name, you may vote or submit a proxy:

1.	Over the Internet—If you have Internet access, you may authorize the voting of your shares by following the “Submit a proxy by Internet” instructions set forth on the enclosed proxy card. You must specify how you want your shares voted or your vote will not be completed and you will receive an error message. Your shares will be voted according to your instructions.

2.	By Mail—Complete and sign the enclosed proxy card and mail it in the enclosed postage prepaid envelope. Your shares will be voted according to your instructions. If you sign your proxy card but do not specify how you want your shares voted, they will be voted as recommended by our board of directors. Unsigned proxy cards will not be voted.

3.	In Person at the Meeting—If you attend the Annual Meeting, you may deliver a completed and signed proxy card in person or you may vote by completing a ballot, which we will provide to you at the Annual Meeting.

Most of our stockholders hold their shares in “street name” through a stockbroker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your stockbroker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your stockbroker, bank or other nominee on how to vote your shares. If you hold your shares in street name, your stockbroker, bank or other nominee has enclosed a voting instruction card for you to use in directing the stockbroker, bank or other nominee in how to vote your shares.

Stockbrokers, banks or other nominees that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Stockbrokers, banks or other nominees will have this discretionary authority with respect to the election of directors and the ratification of the appointment of our independent registered public accounting firm. In contrast, with respect to matters where stockbrokers, banks or other nominees do not have this discretionary authority if the beneficial owners have not provided instructions with respect to such matters (commonly referred to as “broker non-votes”), those shares will be included in determining whether a quorum is present but will have the effect of a vote against matters for which a majority of the outstanding shares entitled to vote is required for approval. In addition, those shares, which again will be included in determining whether a quorum is present, will have no effect on a vote for matters for which a majority of shares present in person or represented by proxy at the meeting and entitled to vote is required for approval.

How do I change my vote?

You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

1.	Notifying our Secretary, Bryce A. Roberts, in writing at 303-A College Road East, Princeton, New Jersey 08540, that you are revoking your proxy;

2.	Submitting new voting instructions using any of the methods described above; or

3.	Attending and voting by ballot at the Annual Meeting.

If you are the beneficial owner of shares held in street name, you must submit new voting instructions to your stockbroker, bank or other nominee pursuant to the instructions you have received from them.

Will my shares be voted if I don’t return my proxy?

If your shares are registered directly in your name, your shares will not be voted if you do not vote using one of the methods described above.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. By using any of the methods discussed above, you will be appointing P. Schaefer Price, our Chief Executive Officer, and Kurt Leutzinger, our Chief Financial Officer, as your proxies. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Annual Meeting, please use the means available to you to vote by proxy so that your shares of Common Stock may be voted.

How will my proxy vote my shares?

Your proxy will vote according to your instructions. If you choose to vote by mail and complete, sign and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” the election of the nominated slate of Class I Directors (see Proposal 1) and “FOR” Proposal 2. We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. Your proxies are authorized to vote on your behalf, however, using their best judgment, on any other business that properly comes before the Annual Meeting.

What constitutes a quorum?

The holders of a majority of the 21,290,614 shares of Common Stock issued and outstanding as of the record date, either present or represented by proxy, constitutes a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. If a quorum is not present at the Annual Meeting, the stockholders present in person or by proxy may adjourn the meeting to a date when a quorum is present. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

What vote is required to approve each matter and how are votes counted?

Proposal 1—Election of Three Class I Directors—For Proposal 1, the election of Class I Directors, the nominees will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. This means that the three nominees with the most votes for election will be elected. You may choose to vote, or withhold your vote, separately for each nominee. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.

Proposal 2—Ratification of the Appointment of our Independent Registered Public Accounting Firm—For Proposal 2, ratification of the appointment of our independent registered public accounting firm, the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on this proposal will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted, although it will be counted for purposes of determining the number of shares of Common Stock present in person or represented by proxy and entitled to vote. Accordingly, an abstention will have the effect of a negative vote.

Why are we being asked to ratify the appointment of Grant Thornton LLP?

Although stockholder approval of our Audit Committee’s selection of Grant Thornton LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, our Audit Committee will reconsider its selection of Grant Thornton LLP.

Are there other matters to be voted on at the Annual Meeting?

We do not know of any other matters that may come before the Annual Meeting other than the election of three Class I Directors and the ratification of the appointment of our independent registered public accounting firm. If any other matters are properly presented to the Annual Meeting, the persons named in the accompanying proxy card intend to vote, or otherwise act, in accordance with their judgment on the matter.

Where can I find the voting results?

We expect to report the voting results in our Quarterly Report on Form 10-Q for the second quarter ending March 31, 2008, which we anticipate filing with the Securities and Exchange Commission in May 2008.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

We, on behalf of our board of directors, through our directors, officers, and employees, are soliciting proxies primarily by mail and the Internet. In addition, proxies may also be solicited in person, by telephone, or facsimile. We will pay the cost of soliciting proxies. We will also reimburse stockbrokers and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of our Common Stock.

Who is our Independent Registered Public Accounting Firm, and will they be represented at the Annual Meeting?

Grant Thornton LLP served as our independent registered public accounting firm for the fiscal year ended September 30, 2007 and audited our financial statements for such fiscal year. Grant Thornton LLP has been appointed by our Audit Committee to serve in the same role and to provide the same services for the fiscal year ended September 30, 2008, as well as to audit our internal control over financial reporting. We expect that one or more representatives of Grant Thornton LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions after the meeting.

Will the directors be in attendance at the Annual Meeting?

As the Annual Meeting will be our first annual meeting of stockholders since becoming a publicly traded company in May 2007, we have not yet adopted a policy regarding director attendance at our annual meetings of stockholders, but we currently expect all of our directors to be in attendance at the Annual Meeting.

How may I obtain a copy of our Form 10-K or additional copies of this proxy statement?

You may request a copy of our Annual Report on Form 10-K for the year ended September 30, 2007 or this proxy statement, by writing to our Secretary, Pharmasset, Inc., 303-A College Road East, Princeton, New Jersey 08540.

Stock Ownership of Certain Beneficial Owners and Management

The following table contains information about the beneficial ownership of our common stock as of November 30, 2007:

•	each person, or group of persons, who beneficially owns more than 5% of our capital stock;

•	each of our directors and director nominees;

•	each named executive officer listed in the summary compensation table; and

•	all directors and executive officers as a group.

Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 21,288,614 shares of common stock outstanding on November 30, 2007.

Unless otherwise indicated, the address for each person or entity named below is c/o Pharmasset Inc., 303-A College Road East, Princeton, New Jersey 08540.

	Shares Beneficially Owned
Name and Address	Number	Percentage

Five Percent Stockholders:
MPM Capital (1)	4,151,132	19.5%
200 Clarendon Street, 54th Floor
Boston, MA 02116
Raymond F. Schinazi, Ph.D., D.Sc. (2)	2,689,154	12.6%
2881 Peachtree Road, N.E.
Unit 2204
Atlanta, GA 30305
TVM Capital (3)	1,852,866	8.7%
101 Arch Street, Suite 1950
Boston, MA 02110
Burrill & Company (4)	1,905,433	8.9%
One Embarcadero Center, Suite 2700
San Francisco, CA 94111
MDS Capital (5)	1,222,322	5.7%
100 International Blvd.
Toronto, Ontario M92 6J6
FrontPoint Partners LLC	1,636,050	7.7%
Two Greenwich Plaza Greenwich, CT 06830-7153
T. Rowe Price Associates, Inc. (6)	1,353,100	6.4%
100 East Pratt Street Baltimore, MD 21202

	Shares Beneficially Owned
Name and Address	Number	Percentage

Directors and Executive Officers:
M. Michelle Berrey, MD, MPH (7)	20,833	*
G. Steven Burrill (4)	1,905,433	8.9%
William J. Carney, Esq. (8)	65,916	*
Elliot F. Hahn, Ph.D. (9)	65,917	*
Michael K. Inouye (10)	27,500	*
Kurt Leutzinger, C.P.A., M.B.A. (11)	240,874	1.1%
Michael J. Otto, Ph.D. (12)	155,000	*
Fredric D. Price (13)	9,167	*
P. Schaefer Price, M.B.A. (14)	645,853	3.0%
Robert F. Williamson III (15)	45,916	*
All directors and executive officers as a group (11 persons)(4)(7)(8)(9)(10)(11)(12)(13) (14)(15)(16)	3,182,410	14.5%

*	Less than 1% of the outstanding common stock.
(1)	Represents 4,151,132 shares of common stock collectively owned by BB BioVentures L.P., MPM BioVentures Parallel Fund, L.P., MPM Asset Management Investors 1999 LLC, MPM BioVentures III, L.P., MPM BioVentures III-QP, L.P., MPM BioVentures III GmbH & Co. Beteiligungs KG, MPM BioVentures III Parallel Fund, L.P., and MPM Asset Management Investors 2004 BVIII LLC. Ansbert Gädicke, Luke Evnin and Michael Steinmetz are managing members of MPM Asset Management Investors 2004 BVIII LLC and MPM Asset Management Investors 1999 LLC and share investment and voting power over common shares held by affiliates of such entities. Ansbert Gädicke, Luke Evnin, Dennis Henner, Kurt Wheeler, Nicholas Galakatos, Nicholas Simon and Michael Steinmetz are managing members of MPM BioVentures III GP, L.P. and MPM Asset Management Investors 2004 BVIII, L.P. and share investment and voting power over common shares held by affiliates of such entities.
(2)	Represents 1,289,156 shares of common stock owned directly by Dr. Raymond F. Schinazi, 66,666 shares of common stock held by family members of Dr. Schinazi, 666,666 shares of common stock owned by the Raymond F. Schinazi 2005 Qualified Annuity Trust, and 666,666 shares of common stock owned by RFS Partners, L.P., a Georgia limited partnership. Dr. Schinazi is the trustee of the Raymond F. Schinazi 2005 Qualified Annuity Trust and exercises investment and voting power over the shares held by this trust. The general partner of RFS Partners, L.P. is RFS & Associates, LLC, of which Dr. Schinazi is a manager, and Dr. Schinazi exercises investment and voting power over the shares held by this limited partnership.
(3)	Represents 1,852,866 shares of common stock collectively owned by TVM V Life Science Ventures GmbH & Co. KG and TVM IV GmbH & Co. KG. The investment committees, composed of certain Managing Limited Partners of TVM Capital, have voting and dispositive authority over the shares held by each of these entities and therefore beneficially owns such shares. Decisions of the investment committees are made by a majority vote of their members and, as a result, no single member of the investment committees has voting or dispositive authority over the shares. The members of the investment committees are Friedrich Bornikoel, Gert Caspritz, John Chapman, Christian Claussen, John J. DiBello, Alexandra Goll, Bernd Seibel, Hans G. Schreck, Helmut Schühsler, Hubert Birner, Mark Cipriano, Stefan Fischer, Stephen Hoffman and David Poltack.
(4)	Represents 1,902,933 shares of common stock and 2,500 shares of common stock issuable upon exercise of options collectively owned by Burrill Life Sciences Capital Fund, L.P., and Burrill Indiana Life Sciences Capital Fund, L.P., respectively. G. Steven Burrill is CEO of Burrill & Company, and John Kim, Roger Wyse, Ann Hanham, and Giovanni Ferrara are Managing Directors of Burrill & Company and share investment and voting power over these shares. G. Steven Burrill, the Chairman of our Board of Directors, is the CEO of Burrill & Company, and in such capacity, Mr. Burrill may be deemed to have beneficial ownership of 1,905,433 shares held by funds affiliated with Burrill & Company. Mr. Burrill disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(5)	Represents 1,222,322 shares of common stock collectively owned by Lumira Capital I Limited Partnership (formerly known as MDS Life Sciences Technology Fund II NC Limited Partnership), MDS Life Sciences Technology Fund II Quebec Limited Partnership and MLII Co-Investment Fund NC Limited Partnership. MDS LSTF (QGP) Inc., Lumira Capital (GP) Inc. (formerly known as MDS LSTF II (NCGP) Inc.), MDS Capital Management Corp. and MLII (NCGP) Inc. are the General Partners of these entities. Maurice Forget, Murray Ducharme, Jean Page, Bernard Coupal, Peter van der Velden and Stephen Cummings are the directors of the General Partner entities and share investment and voting power over these shares.
(6)	Represents 1,353,100 shares of common stock owned directly by T. Rowe Price Associates, Inc. (“T. Rowe Price”) or indirectly through affiliates of T. Rowe Price or through entities controlled by T. Rowe Price.
(7)	Consists of 20,833 shares that may be acquired upon the exercise of options within 60 days of November 30, 2007.
(8)	Includes 33,334 shares that are subject to immediately exercisable stock options and an additional 2,083 shares that may be acquired upon the exercise of options within 60 days of November 30, 2007.
(9)	Includes 50,501 shares that are subject to immediately exercisable stock options and an additional 2,083 shares that may be acquired upon the exercise of options within 60 days of November 30, 2007.

(10)	Consists of 24,167 shares that are subject to immediately exercisable stock options and an additional 3,333 shares that may be acquired upon the exercise of options within 60 days of November 30, 2007.
(11)	Includes 25,354 shares that are subject to immediately exercisable stock options and an additional 13,271 shares that may be acquired upon the exercise of stock options within 60 days of November 30, 2007.
(12)	Includes 135,500 shares that are subject to immediately exercisable stock options.
(13)	Consists of 9,167 shares that are subject to immediately exerciseable stock options.
(14)	Includes 262,571 shares that are subject to immediately exerciseable stock options.
(15)	Includes 37,167 shares that are subject to immediately exercisable stock options and an additional 2,083 shares that may be acquired upon the exercise of options within 60 days of November 30, 2007.
(16)	Includes 580,260 shares that are subject to immediately exercisable stock options and an additional 43,688 shares that may be acquired upon the exercise of options within 60 days of November 30, 2007.

Governance of the Company

General

This section describes our key corporate governance practices. Complete copies of our committee charters and code of ethics described below are available on our website at www.pharmasset.com. Alternatively, you can request a copy of any of these documents by writing to: Investor Relations, Pharmasset, Inc., 303-A College Road East, Princeton, New Jersey 08540. Our board of directors believes that good corporate governance is important to ensure that Pharmasset is managed for the long-term benefit of our stockholders.

Board of Directors

Our board of directors is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. There are currently seven directors. There are three Class I Directors, three Class II Directors and one Class III Director. Dr. Ansbert Gadicke and Dr. Alexandra Goll, both formerly Class III Directors, voluntarily resigned from our board of directors on October 10, 2007 and November 2, 2007, respectively. At the Annual Meeting, you are being asked to re-elect the three Class I Directors to serve until the annual meeting of stockholders to be held in 2011 or until their respective successors are elected and qualified. Class II and Class III Directors will continue to serve until the annual meeting of stockholders to be held in 2009 and 2010, respectively, or until their respective successors are elected and qualified.

There are no family relationships between or among any of our officers or directors. No director, or associate of any director, is a party in any material proceeding with us or has any material interest adverse to us.

Below are the names, ages and certain other information of each member of our board of directors, including the nominees for election as Class I Directors. Information with respect to the number of shares of Common Stock beneficially owned by each director, directly or indirectly, as of November 30, 2007 appears above under the heading “Stock Ownership of Certain Beneficial Owners and Management.”

Directors Whose Terms Are Expiring in 2008 (Class I Directors)

William J. Carney, Esq., 70, has served as a member of our board of directors since November 2000. Mr. Carney is a professor of corporate law at Emory University in Atlanta, Georgia. Prior to joining the Emory University faculty in 1978, Professor Carney was a professor of law at the University of Wyoming and a partner in the Denver law firm of Holland & Hart. He has been a visiting professor at several prestigious United States and international law schools. Professor Carney has served as chair of the Corporate Code Revision Committee and as a member of the Executive Committee of the Corporate Section of the State Bar of Georgia. He is the author of two leading casebooks on mergers and acquisitions and corporate finance, and more than 50 articles and book chapters on related topics. He also holds a business method patent application for an improved poison pill takeover defense. Professor Carney received his B.A. and L.L.B. from Yale University.

Michael K. Inouye, 52, has been a member of our board of directors since June 2005. Mr. Inouye currently serves as Senior Vice President, Corporate and Commercial Development of Pharmacyclics, Inc. since May 2007. From March 2006 through February 2007 , Mr. Inouye served as Senior Vice President of Commercial Operations of Telik, Inc. From May 2005 through February 2006, Mr. Inouye was working as an independent pharmaceutical industry consultant. Mr. Inouye was a worldwide commercial operations executive at Gilead Sciences from August 1995 to April 2005 where he led the global product launches of Viread and Emtriva, two leading HIV therapeutics sold both alone and in combination as Truvada, and Hepsera, for HBV. Prior to joining Gilead Sciences, Mr. Inouye served in sales and marketing and business development roles at Merck & Co. and American Home Products. Mr. Inouye received a B.S. in Food & Science Technology from the University of California at Davis and an M.B.A. from California State Polytechnic University, Pomona.

P. Schaefer Price, 45, is a member of our board of directors and is our President and Chief Executive Officer and has been with Pharmasset since June 2004. From September 2002 to June 2004, Mr. Price served as an Executive in Residence at Bay City Capital, a venture capital firm for which he provided advice to portfolio companies and assisted with due diligence for investment opportunities. From January 1997 until July 2001, Mr. Price was the President of PowderJect Vaccines, the vaccine subsidiary of PowderJect Pharmaceuticals PLC. Under his leadership, PowderJect’s vaccine business grew from a small research group into the world’s sixth largest vaccine company prior to its acquisition by Chiron Corporation. Mr. Price has also served as a Vice President at the merchant bank of Burrill & Craves and Assistant to the President at Berlex Biosciences. Mr. Price received a B.S. in Molecular Biology from the University of Wisconsin—Madison and an M.B.A. from the University of Minnesota.

Class II Directors (Directors Whose Terms Expire in 2009)

Robert F. Williamson III, 42, has served as a member of our board of directors since August 2004. Mr. Williamson is currently a consultant to life sciences companies. Mr. Williamson was the Chief Executive Officer and a director of Arriva Pharmaceuticals from April 2004 to May 2006. Arrive Pharmaceutical filed for Chapter 11 protection under the federal bankruptcy laws on August 29, 2007. He is also the founder of LaSalle Venture Advisors, a consulting firm, where he has served as a consultant since 2002. From 2002 until 2004, Mr. Williamson served as the President and Chief Operating Officer of Eos Biotechnology. Mr. Williamson also served as the President and Chief Operating Officer of DoubleTwist, Inc., a provider of genomic information and bioinformatics analysis technologies, from July 1999 until February 2002. Mr. Williamson was also a partner with the Boston Consulting Group, Inc. from 1991 through 1999, where his clients included top global pharmaceutical and medical device companies. Mr. Williamson received a B.A. in Economics from Pomona College and an M.B.A. from the Stanford Graduate School of Business.

Elliot F. Hahn, Ph.D., 63, has been a member of our board of directors since August 2000. Dr. Hahn is the Chairman and CEO of SoLapharm, Inc. and as of January 2008, is the Chairman of ACCU-BREAK Pharmaceuticals, Inc. (“ABP”). He previously served as the President of ABP since October 2004. Dr. Hahn was a co-founder of Andrx Corporation and has served as Chairman Emeritus since March 2003 until its acquisition in November 2006. Dr. Hahn served as Andrx Corporation’s President from February 1993 until March 2003, Chief Executive Officer from October 2001 until June 2002, and as Chairman of the Board of Directors from June 2002 through March 2003. From June 1990 until February 1993, Dr. Hahn was Vice President for Scientific Affairs of IVAX, where he was involved in the evaluation and licensing of product opportunities and was responsible for maintaining IVAX’s intellectual property. Prior to that, he was Vice President of Research at the pharmaceutical subsidiary of IVAX. Before joining IVAX, Dr. Hahn was an associate professor at The Rockefeller University, an assistant professor at Albert Einstein College of Medicine, and a member of the Institute for Steroid Research at Montefiore Hospital, all in New York City. Since 1988, he has been an adjunct Associate Professor at the University of Miami School of Medicine. He has authored or co-authored over sixty peer-reviewed scientific publications. Dr. Hahn serves as a member of the board of directors of Nations Health, CyDex, Inc. and a number of privately held pharmaceutical companies. Dr. Hahn holds a B.S. with Honors in Chemistry from City College of New York and a Ph.D. in Organic Chemistry from Cornell University.

G. Steven Burrill, 63, has served as a member of our board of directors since August 2004, and as Chairman of the Board since November 2004. Mr. Burrill is the founder and CEO of Burrill & Company, a San Francisco-based life sciences merchant bank. Prior to founding Burrill & Craves in 1994 and Burrill & Company in 1997, Mr. Burrill spent 28 years with Ernst & Young, directing and coordinating the firm’s services to clients in the life sciences, high technology and manufacturing industries worldwide. Mr. Burrill currently serves as a member of the board of directors of DepoMed, Inc., a public biotechnology company, where he is chairman of both the audit committee and the compensation committee, and Targacept, Inc. Mr. Burrill is a member of the board of directors of Catalyst Biosciences, Inc., Intranasal Therapeutics, Inc., Phytomedics, Inc., ProteoGenix, Inc., Proventys, Inc., and XDx Inc., all privately held biotechnology companies. Mr. Burrill received his B.B.A. from the University of Wisconsin-Madison.

Class III Directors (Directors Whose Terms Expire in 2010)

Fredric D. Price, 62, has served as a member of our board of directors since March 2007. He is currently Executive Chairman of the Board of Directors of Peptimmune, Chairman of the Board of Directors of Omrix Biopharmaceuticals and a member of the board of directors of Enobia Pharma. Previously, he was Chairman of the Board of Directors and Chief Executive Officer of BioMarin Pharmaceutical from 2000 to 2004 and President, Chief Executive Officer and a member of the board of directors of Applied Microbiology from 1994 to 2000. As Chairman and/or CEO, he has raised $500 million in a variety of securities transactions, built FDA approved facilities and had drugs approved in the U.S. as well as in international markets. His earlier experience includes having been Vice President of Finance and Administration and Chief Financial Officer of Regeneron Pharmaceuticals, the founder of the strategy consulting firm RxFDP, and Vice President of Pfizer Pharmaceuticals with both line and staff responsibilities. Mr. Fredric Price is a co-inventor of 12 issued U.S. patents and one U.S. patent application. He received a B.A. from Dartmouth College and an M.B.A. from the Wharton School of the University of Pennsylvania.

Executive Officers of the Company

The following table sets forth the name, age and position of each of our executive officers.

Name	Age	Position
P. Schaefer Price, M.B.A.	45	Chief Executive Officer and Director
Kurt Leutzinger, C.P.A., M.B.A.	56	Chief Financial Officer
Michael J. Otto, Ph.D.	59	Chief Scientific Officer
Michelle Berrey, M.D., M.P.H.	41	Chief Medical Officer
Michael D. Rogers, Ph.D.	54	Chief Development Officer

P. Schaefer Price is a member of our board of directors and is our Chief Executive Officer and has been with Pharmasset since June 2004. From September 2002 to June 2004, Mr. Price served as an Executive in Residence at Bay City Capital, a venture capital firm for which he provided advice to portfolio companies and assisted with due diligence for investment opportunities. From January 1997 until July 2001, Mr. Price was the President of PowderJect Vaccines, the vaccine subsidiary of PowderJect Pharmaceuticals PLC. Under his leadership, PowderJect’s vaccine business grew from a small research group into the world’s sixth largest vaccine company prior to its acquisition by Chiron Corporation. Mr. Price has also served as a Vice President at the merchant bank of Burrill & Craves and Assistant to the President at Berlex Biosciences. Mr. Price received a B.S. in Molecular Biology from the University of Wisconsin—Madison and an M.B.A. from the University of Minnesota.

Kurt Leutzinger is our Chief Financial Officer and has been with Pharmasset since January 2005. From January 2004 to January 2005, Mr. Leutzinger was a consultant to Abgenix, Inc., a Nasdaq-listed biotechnology company. From July 1997 to January 2004, Mr. Leutzinger was the Chief Financial Officer of Abgenix, where he was responsible for financings, acquisitions, investor relations, financial reporting and financial analysis. From 1987 to 1997, Mr. Leutzinger was a private equity portfolio manager for General Electric Investments concentrating on early-stage investments in medical devices and biotechnology. Mr. Leutzinger’s prior experience includes Mergers & Acquisitions at Primerica and public accounting at Arthur Anderson & Co. Mr. Leutzinger is a C.P.A., and received a B.A. from Fairleigh Dickinson University and an M.B.A. from New York University.

Michael J. Otto, Ph.D. is our Chief Scientific Officer and has been with Pharmasset since November 1999. From February 1998 to September 1999, Dr. Otto was an Associate Director of Anti-Infectives Clinical Research at Rhône-Poulenc Rorer, where he was responsible for providing clinical development support for antiviral and antibacterial compounds. From 1994 to 1997, Dr. Otto served as the Vice President for Research and Development at Avid Therapeutics until its acquisition by Triangle Pharmaceuticals. Dr. Otto previously held positions at DuPont-Merck, DuPont and Sterling Drug. Dr. Otto serves as the U.S. editor for Antiviral Chemistry & Chemotherapy . Dr. Otto is an author of more than 75 scientific publications and a named inventor on 6 patents and patent applications. Dr. Otto received a B.S. from Loyola University of Chicago and a Ph.D. in Medical Microbiology from The Medical College of Wisconsin.

M. Michelle Berrey, M.D. is our Chief Medical Officer and has been with Pharmasset since January 2007. From August 1999 to January 2007, Dr. Berrey served as Vice President, Viral Diseases, Clinical Pharmacology & Discovery Medicine at GlaxoSmithKline. Dr. Berrey’s experience includes the design, early development, medical governance, clinical strategy and product life cycle management for antiviral products, and she has simultaneously managed multiple clinical trials across all phases of development. Dr. Berrey was most recently responsible for the early development and clinical strategy of Phase 1-2a studies for new targets against HIV, hepatitis viruses and hepatic fibrosis at GlaxoSmithKline. Dr. Berrey received a Master of Public Health from Emory University, and she received her M.D. from the Medical College of Georgia. She completed her Internship and Residency in Internal Medicine at the University of North Carolina, Chapel Hill, and she was a Senior Fellow in Infectious Disease Medicine at the University of Washington, Seattle, where she conducted research in HIV transmission and acute HIV infection.

Michael D. Rogers, Ph.D. is our Chief Development Officer and has been with Pharmasset since November 2007. From 2004 to 2007, Dr. Rogers served as Vice President, Division of Viral Diseases at GlaxoSmithKline, where he was responsible for antiviral discovery activities directed toward human immunodeficiency (“HIV”) and hepatitis C virus (“HCV”) indications. From 2001 to 2004, Dr. Rogers served as Vice President, Antiviral Discovery Medicine at GlaxoSmithKline. Dr. Rogers has over 23 years of industry experience and has participated in all phases of antiviral and anti-infective drug development, including discovery, preclinical development, and phase 1, 2, 3 and 3b/4 clinical development programs. During his career, he has led multinational development teams from discovery to marketing and has a successful product development record, including Lexiva® and the approvals for Agenerase®, Mepron® and Malarone®. Dr. Rogers received his doctorate in medical parasitology and a Master of Public Health degree in medical microbiology from the University of North Carolina. He completed a postdoctoral fellowship in clinical microbiology at St. Jude Children’s Research Hospital in Memphis, Tennessee.

Board Determination of Independence

The Securities and Exchange Commission (SEC) and The NASDAQ Stock Market LLC (NASDAQ) have promulgated rules and regulations pursuant to which a director may qualify as an “independent director” (Independence Rules). In addition, our board of directors will not consider a director to qualify as an “independent director” unless that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director (Independence Standards). Our board of directors has determined that all of our directors, except for P. Schaefer Price, our President and Chief Executive Officer, qualify as “independent directors” pursuant to both the Independence Rules and the Independence Standards. Our board of directors reached a similar determination with respect to Dr. Ansbert Gadicke and Dr. Alexandra Goll, both formerly Class III Directors who resigned from our board of directors on October 10, 2007 and November 2, 2007, respectively.

Board Committees

Our board of directors has established three standing committees—Audit, Compensation, and Nominating and Corporate Governance, each of which operates under a written charter that has been approved by our board of directors. Current copies of each committee’s charter are posted under the header “Corporate Governance” in the Investor Relations section of our website at www.pharmasset.com.

Audit Committee

The audit committee of our board of directors (“Audit Committee”) consists of G. Steven Burrill (Chair), Fredric D. Price and Robert F. Williamson III. Alexandra Goll was a member of our Audit Committee until her voluntary resignation from our board of directors on November 2, 2007. Each of the members of the Audit Committee is an “independent director” under both the Independence Rules and the Independence Standards and is able to read and understand our financial statements. In addition, G. Steven Burrill qualifies as an “audit committee financial expert” under SEC rules and regulations and possesses financial sophistication in accordance with NASDAQ requirements. Each Audit Committee member serves until his or her successor has been duly elected and qualified or until the earlier of his or her death, resignation, disqualification or removal. The responsibilities of the Audit Committee include, but are not limited to:

•	select our independent auditors, determine their compensation and oversee their independence;

•

review our annual audited financial statements and related footnotes and report to the board as to whether it recommends that the audited financial statements should be included in reports to investors;

•	review and discuss with management and with the independent auditors the company’s quarterly financial statements and any related correspondence or statements prior to dissemination;

•

periodically review and discuss with management the significant accounting principles, policies and practices followed by us in accounting for and reporting our financial results in accordance with generally accepted accounting principles;

•	obtain and consider the independent auditors’ judgments about the quality and appropriateness of our accounting principles as applied in its financial reporting;

•

discuss with the independent auditors matters required to be communicated to audit committees in accordance with the American Institute of Certified Public Accountants: Statement of Auditing Standards No. 61;

•	periodically review and discuss with management the effectiveness and adequacy of our system of internal controls;

•

establish and maintain appropriate procedures for the receipt, retention and treatment of complaints received by the company and the Audit Committee regarding accounting, internal accounting controls or auditing matters and the submission by employees of concerns regarding accounting or auditing matters;

•	periodically review and oversee the administration of our code of ethics; and

•	review any legal matters that could have a significant impact on our financial statements.

Compensation Committee

The compensation committee of our board of directors (“Compensation Committee”) consists of Robert F. Williamson III (Chair), Elliot F. Hahn, G. Steven Burrill and Michael K. Inouye. Each of the members of the Compensation Committee is an “independent director” under both the Independence Rules and the Independence Standards. In addition, each of the members of the Compensation Committee is an “outside director” under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, and “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (Exchange Act). Each Compensation Committee member serves until his or her successor has been duly elected and qualified or until the his or her of their death, resignation, disqualification or removal. The Compensation Committee is responsible for developing and overseeing the implementation of our compensation strategy with respect to the compensation of our officers and directors. Specifically, the responsibilities of the Compensation Committee are to:

•	create, amend, review and approve for recommendation to the board our formal compensation plans and benefit programs for employees;

•	ensure the administration and operation of our compensation and benefit programs;

•	recommend to the board proper titles, job descriptions and milestones and other guidelines for performance compensation for our chief executive officer and our other executive officers;

•

review the performance of our chief executive officer and determine the individual elements of total compensation for our chief executive officer, considering the performance of our chief executive officer and our general performance as well as the compensation practices in the markets where we compete for executive talent;

•

review the performance of our executive officers other than our chief executive officer and determine the individual elements of total compensation for our executive officers other than our chief executive officer, considering any recommendations of our chief executive officer with respect to such compensation, the performance of such executive officers and our general performance as well as the compensation practices in the markets where we compete for executive talent;

•

grant awards, whether in cash or otherwise, and other benefits pursuant to our compensation and benefit programs to executive officers and review, revise and approve the recommendations of our chief executive officer with respect to such awards to non-executive officers;

•	review with our chief executive officer matters relating to management succession;

•	determine and recommend to our board of directors for its approval annual retainer, meeting fees, stock awards and other compensation for members of the board and its committees;

•	conduct our annual performance evaluation and the adequacy of the Compensation Committee charter;

•

review and discuss the Compensation Discussion and Analysis, or CD&A, with management prior to its inclusion in our SEC filings and prepare a report stating that the committee has reviewed the CD&A with management and whether the committee recommends its inclusion in our SEC filings; and

•	review and approve transactions involving potential conflicts of interest with any of our officers or directors and any other related party transactions.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of our board of directors (“Nominating and Corporate Governance Committee”) consists of William J. Carney (Chair), Elliot F. Hahn and Michael K. Inouye. Each of the members of the Nominating and Corporate Governance Committee is an “independent director” under both the Independence Rules and the Independence Standards. Each Nominating and Corporate Governance Committee member serves until his or her successor has been duly elected and qualified or until the earlier of his or her death, resignation, disqualification or removal. The Nominating and Corporate Governance Committee’s responsibilities are to:

•	develop and recommend to our board of directors a set of effective corporate governance policies and procedures and annually review and reassess the adequacy of such policies and procedures;

•	regularly review issues and developments related to corporate governance and advise our board of directors on corporate governance matters;

•	consider, develop and recommend to the board policies regarding the size and composition of our board of directors and a process for director selection and nomination;

•

review the slate of possible candidates for membership on our board of directors consistent with our board of directors’ criteria for selecting new directors and determine the nominees to our board of directors;

•	review and assess the qualifications of the members of the other committees of our board of directors;

•	recommend committee member appointments and removals and advise our board of directors on the structure and operations of various committees;

•	manage or propose the process whereby our board of directors assesses its own performance and our corporate performance, including reporting the results thereof to our board of directors;

•	annually evaluate the committee’s performance; and

•	annually review and reassess the adequacy of committee charter.

Board Meetings and Attendance

Our board of directors held six meetings, either in person or by teleconference, during the fiscal year ended September 30, 2007. In addition, during the fiscal year ended September 30, 2007, the Audit Committee held six meetings, the Compensation Committee held five meetings and the Nominating and Corporate Governance Committee held one meeting. Each of our directors attended at least 75% of the aggregate number of board of directors’ meetings and meetings of committees on which he or she then served.

Director Nomination Process

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and our board of directors. In considering whether to recommend any particular candidate for inclusion in the board of directors’ slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee considers many factors, including, but not limited to, the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, age, conflicts of interest and the ability to act in the interests of all stockholders. The Committee does not assign specific weights to particular factors and no particular factor is a prerequisite for each nominee. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their name, along with the additional information and materials required by our By-laws to our Nominating and Corporate Governance Committee, c/o Secretary, Pharmasset, Inc., 303-A College Road East, Princeton, New Jersey 08540. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by others.

Communicating with the Independent Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of our board of directors, the lead director or, if the chairman of our board of directors is not an independent director and there is no lead director, the chairman of the Nominating and Corporate Governance Committee is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to our other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of our board of directors, lead director or the chairman of our

Nominating and Corporate Governance Committee, as appropriate, considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our board of directors should address such communications to our board of directors, c/o Secretary, Pharmasset, Inc., 303-A College Road East, Princeton, New Jersey 08540.

Code of Ethics

We have adopted a written code of ethics that applies to our directors, officers and all of our employees. We have posted a copy of the code on our website, www.pharmasset.com. In addition, we intend to post on our website all disclosures that are required by rules and regulations promulgated by the SEC or NASDAQ concerning any amendments to, or waivers of, our code of ethics.

Report of the Audit Committee

The following Report of the Audit Committee shall not be deemed incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate it by reference therein.

The Audit Committee has reviewed our audited financial statements for the fiscal year ended September 30, 2007 and discussed them with our management and registered public accounting firm.

The Audit Committee has also received from, and discussed with, our registered public accounting firm various communications that our registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from our registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with our registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for our fiscal year ended September 30, 2007.

By the Audit Committee of the Board of Directors of Pharmasset, Inc.

G. Steven Burrill, Committee Chair
Fredric D. Price
Robert F. Williamson

Fees of Independent Registered Public Accounting Firm

Auditors’ Fees

The following table summarizes the fees of Grant Thornton LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years. For the fiscal year ended September 30, 2007, audit fees include an estimate of amounts not yet billed for our year end audit, and for the fiscal year ended September 30, 2006, audit fees include amounts billed in fiscal 2007 that relate to our fiscal 2006 year end audit. Included in the audit fees for fiscal 2006 are $25,000 paid to our former registered public accounting firm, Deloitte & Touche LLP for a review of our financial statements for the first quarter of fiscal 2006.

Fee Category	Fiscal 2007	Fiscal 2006
Audit Fees (1)	$652,016	$742,719
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$652,016	$742,719

(1)	Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. Audit fees for 2007 and 2006 include $347,016 and $441,631, respectively of fees for professional services rendered in connection with our initial public offering.

The Audit Committee has considered whether provision of the services described above is compatible with maintaining the independent registered public accounting firm’s independence and has determined that such services have not affected Grant Thornton LLP’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services (and related fees) that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee.

The Audit Committee may delegate to one or more members of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the member(s) of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

Certain Relationships and Related Party Transactions

Item 404(a) of Regulation S-K requires us to disclose in this Proxy Statement any transaction involving more than $120,000 in which we are a participant and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of 5% or more of our common stock, or an immediate family member of any of those persons. As described below, we entered into several related party transactions since October 1, 2006, which is the beginning of our 2007 fiscal year.

Policies and Procedures Regarding Review, Approval or Ratification of Related Person Transactions

In accordance with the charter of the Compensation Committee, the Compensation Committee is responsible for reviewing and approving the terms and conditions of all related person transactions. In carrying out its responsibilities, the Compensation Committee reviews and considers information regarding the related person transaction as it deems appropriate under the circumstances, which may include information such as the related person’s interest in the transaction, the approximate dollar value involved in the transaction, whether the transaction was undertaken in the ordinary course of business, whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party and the purpose of, and the potential benefits to us of, the transaction. The Compensation Committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is not inconsistent with Pharmasset’s best interests.

Agreements between us and Dr. Raymond F. Schinazi, principal founder, former director, former chairman of the board and holder of more than 5% of our capital stock

Dr. Raymond F. Schinazi is one of our principal founders and served as a director of the company from May 1998 until June 2005 and as an executive director of the company from May 1998 until June 2004. He was also chairman of our board of directors from December 2002 through December 2004. As of November 30, 2007, he and his affiliates beneficially owned 12.6% of our outstanding common stock.

Settlement Agreement and Mutual General Release

We settled a disagreement that arose between Dr. Schinazi and us related to ownership of the commercialization rights to a molecule called dioxolane thymine, or DOT, and termination of an operating lease for office and laboratory space in Tucker, Georgia owned by an affiliate of Dr. Schinazi by entering into a settlement agreement and mutual general release dated as of February 14, 2006, which provides for a mutual general release of claims by him, us and certain of our existing stockholders. Pursuant to this settlement agreement, we also entered into a license agreement with RFS Pharma, LLC (RFS Pharma) for DOT, and a mutual termination of lease agreement with C.S. Family, LLC, which is 50% owned by Dr. Schinazi, each described in more detail below. Dr. Schinazi is the founder of RFS Pharma and is a named inventor of DOT. Additionally, this settlement agreement provided for certain amendments to our stockholders’ agreement to, among other things, facilitate the transfer of 1.3 million shares of our Common Stock that Dr. Schinazi owns to two affiliated entities, one of which is a trust of which he is the trustee and one of which is a limited partnership, of which he is a manager of its general partner. The settlement agreement also required us to reimburse Dr. Schinazi for up to $100,000 of legal fees incurred by him in connection with the negotiation of the transactions contemplated by this settlement agreement.

License Agreement with RFS Pharma

As of February 10, 2006, we entered into a license agreement with RFS Pharma to pursue the research, development and commercialization of an antiviral nucleoside analog product candidate called DOT. Under this agreement, we paid to RFS Pharma an upfront payment of $400,000 and we may also pay up to an aggregate of $3.9 million in future milestone payments, royalties on future sales, and expense reimbursements in specified circumstances. Additionally, pursuant to the license agreement, specified amounts of DOT were purchased by us from RFS Pharma for $82,000. We may terminate the license agreement on a country-by-country basis and/or product-by-product basis or in its entirety at any time upon 30 days advance written notice to RFS Pharma prior to the launch of any licensed product, or upon 180 days advance written notice to RFS Pharma following the launch of any licensed product. Additionally, upon a material breach of this agreement by either party, if the breaching party fails to cure the material breach during a 90-day period after notice of the breach has been provided, then the non-breaching party may terminate the agreement on a country-by-country or product-by-product basis with respect to the country(ies) and licensed product(s) to which the breach relates.

License Agreements with Emory University

We have entered into various license agreements, including those for one of our product candidates, Racivir, and for dexelvucitabine, or DFC, with Emory University to pursue the research, development and commercialization of various licensed compounds and related technologies. We and Emory University will share in the proceeds, if any, received by us related to the development, sublicensing and commercialization of the licensed compounds, including milestone payments, fees, and royalties. Dr. Schinazi is an employee of Emory University and a named inventor of DFC, Racivir, DOT and certain of the other licensed compounds and related technologies and may receive a percentage of the milestone payments, fees and royalties paid by us to Emory University.

In connection with several of these license agreements, we issued Emory University 166,667 shares of our redeemable common stock, which were converted into shares of our common stock in connection with our initial public offering (“IPO”). We subsequently issued to Emory University an additional 13,307 shares of our redeemable common stock, pursuant to an anti-dilution provision in our agreement, which were converted into shares of our common stock in connection with our IPO.

License Agreement with Dr. Craig Hill and Dr. Raymond Schinazi

In March 1999, we entered into a license agreement for certain intellectual property rights, including certain licensed patents, with Dr. Craig L. Hill and Dr. Raymond F. Schinazi, the co-inventors and owners of these certain rights. Dr. Hill and Dr. Schinazi have granted us an exclusive sublicense, which includes the right to grant sublicenses, to make, have made, use, import, offer for sale and sell those products that are covered by certain licensed patents and to practice certain licensed technology. Under this agreement, we paid to Dr. Hill non-creditable license fees equal to 23,333 common stock options with an exercise price of $1.50, which are exercisable for a period of ten years beginning March 1, 1999. Also under this agreement, we paid to Dr. Schinazi non-creditable license fees equal to 23,333 common stock options with an exercise price of $1.50, all of which have been exercised. In addition, in partial reimbursement of patent costs associated with certain licensed technology, we forgave $20,000 of the obligation of Dr. Schinazi under a promissory note dated January 29, 1999 in the original principal amount of $320,500. We may also pay future milestone payments up to an aggregate of $ 1.3 million, as well as royalties on future sales, to Dr. Hill and Dr. Schinazi. None of the licenses described in this paragraph relate to any of our product candidates, clevudine, Racivir, and R7128, or DFC.

License Agreement with Dr. Mahmoud H. el Kouni, Dr. Fardos M. N. Naguib and Dr. Raymond F. Schinazi

In March 1999, we entered into a license agreement, in the fields of antiviral and anticancer applications, to certain intellectual property rights relating to novel inhibitors, including licensed patents and know-how, with Dr. Mahmoud H. el Kouni, Dr. Fardos M. N. Naguib and Dr. Raymond F. Schinazi, the co-inventors and owners of these certain rights. Dr. el Kouni and Dr. Naguib have both granted us an exclusive sublicense, which includes the right to grant sublicenses, to make, have made, use, import, offer for sale and sell those products that are covered by certain licensed patents and to practice certain licensed technology. Dr. Schinazi has granted us an exclusive license, which includes the right to grant sublicenses, to make, have made, use, import, offer for sale and sell those products that are covered by certain licensed patents and to practice certain licensed technology. Under this agreement, we paid to Dr. el Kouni and Dr. Naguib, respectively, non-creditable license fees equal to 17,500 common stock options with an exercise price of $1.00, which remain outstanding, and we paid to Dr. Schinazi a non-creditable license fee equal to 23,333 common stock options with an exercise price of $1.50, which have been exercised. In addition, in partial reimbursement of patent costs associated with certain licensed technology, we issued 18,000 Series A preferred shares to Dr. el Kouni at $1.00 per share, which were converted into shares of our Common Stock in connection with our IPO, and forgave $20,000 of the obligation of Dr. Schinazi under a promissory note dated January 29, 1999 in the original principal amount of $320,500. We may also pay future milestone payments up to an aggregate of $1.3 million, as well as royalties on future sales, to Dr. el Kouni, Dr. Naguib and Dr. Schinazi. None of the licenses described in this paragraph relate to any of our product candidates, clevudine, Racivir and R7128, or DFC.

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers.

Stockholders’ Agreement

We and certain of our stockholders entered into a Second Amended and Restated Stockholders’ Agreement, dated August 4, 2004, as amended, which we refer to as the Stockholders’ Agreement. Pursuant to the Stockholders’ Agreement, these stockholders have registration rights with respect to certain of their shares of Common Stock.

Information About Executive and Director Compensation

Compensation Discussion and Analysis

Compensation Objectives

The primary objective of our executive compensation program is to attract, retain, motivate and reward top quality personnel capable of driving our success. In setting executive compensation, our board of directors’ objectives are (i) to tie the total compensation package of our four executive officers (listed in the Summary Compensation Table below) (“named executive officers”) to the achievement of corporate and individual performance objectives, and (ii) to align each named executive officer’s incentives with the creation of stockholder value. To achieve these objectives, our board of directors has implemented and maintained compensation plans that tie a substantial portion of each named executive officer’s overall compensation to our research, clinical, regulatory, business development and operational performance.

Compensation Processes

Our board of directors has established a Compensation Committee that is responsible for, among other things, reviewing and recommending to our board of directors compensation programs for our named executive officers. Our management makes recommendations to the Compensation Committee regarding compensation levels after reviewing publicly available compensation data and subscription compensation survey data published by Radford in its Radford Global Life Sciences Survey for national and regional companies in the life sciences industry. We believe that this data provides the Compensation Committee with an appropriate starting point for ultimately recommending the compensation of our named executive officers because the companies represented in the data have similar organizational structures and tend to compete with us for executives and other employees. In addition to the full set of data, management typically provides the Compensation Committee with a subset of such data from those companies that are located in the same geographic region, that have a similar number of employees, and that are at a similar stage of development as our company. In 2007, we engaged Radford to complete an equity compensation analysis for the Compensation Committee. The results of this analysis, along with the data described above, have been used to determine compensation packages for new executive officers and have also been used within our Annual Performance Management Program.

Our board of directors utilizes a pay-for-performance compensation philosophy, which targets the 50th percentile of the compensation survey data we utilize, subject to adjustments to reflect the following factors:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;

•	the demand for individuals with the individual’s specific expertise;

•	the individual’s history of, or potential for, extraordinary performance;

•	comparison to our other executives having similar levels of expertise and experience, even if employed in different positions; and

•	uniqueness of industry skills and our relative need for an executive with those skills.

In making compensation determinations, the Compensation Committee considers the competitiveness of compensation both in terms of individual pay elements and the aggregate compensation package.

Each component of our named executive officers’ compensation takes into account our corporate performance and each officer’s individual performance. We call this our Annual Performance Management Program. Annual performance objectives for the company, each department or function and each named executive officer are determined and set forth in writing at the beginning of each fiscal year. Corporate and functional/departmental performance objectives are proposed by management and approved by the

Compensation Committee at the beginning of each fiscal year. These objectives target the achievement of specific research, clinical, regulatory, business development and financial and operational milestones. The individual performance objectives for each named executive officer (excluding our Chief Executive Officer) are reviewed and approved by our Chief Executive Officer. Individual objectives relate to contributions the named executive officer will make to us and to the achievement of the corporate and functional/departmental goals. The individual performance objectives for our Chief Executive Officer are the same as our corporate and functional/departmental performance objectives.

During the last month of a completed fiscal year and the first month of the next fiscal year, our Chief Executive Officer and the Compensation Committee evaluate the performance of each named executive officer (excluding our Chief Executive Officer) against our corporate and his or her individual performance goals for the completed fiscal year for the purpose of determining eligibility for, and the level of, any salary increase, bonus compensation and equity-based award(s). In the case of our Chief Executive Officer, his individual performance evaluation is conducted by the Compensation Committee and the Compensation Committee proposes his salary increase, bonus compensation and annual equity-based award(s) to our board of directors for their approval. Annual base salary increases and annual bonus compensation targets are effective the first day of the new fiscal year.

Compensation Components

The components of our compensation package are as follows:

Base Salary

Base salaries are reviewed annually as part of our Annual Performance Management Program and increased for merit reasons, based on the executive’s success in meeting or exceeding individual performance objectives and an assessment of whether significant corporate goals were achieved. If we identify significant market changes in our data analysis, we also realign base salaries with market levels for the same positions in companies of similar size to us represented in the compensation data we review. Additionally, we may adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

With respect to Mr. Price, the Committee took the following factors into account in approving for recommendation to our board of directors his fiscal 2007 and fiscal 2008 base salary:

•

the base salaries of chief executive officers of peer companies (as reflected in the publicly available compensation data and subscription compensation survey data published by Radford in its Radford Global Life Services Survey for national and regional companies in the life sciences industry);

•	Mr. Price’s number of years of experience and overall qualifications; and

•	our success in meeting our corporate goals for the most recently completed fiscal year.

With respect to Messrs. Leutzinger and Otto and Ms. Berrey, the Committee took the following factors into account in setting each of their respective fiscal 2007 and fiscal 2008 base salaries:

•

the base salaries of similarly situated officers of peer companies (as reflected in the publicly available compensation data and subscription compensation survey data published by Radford in its Radford Global Life Services Survey for national and regional companies in the life sciences industry);

•	each officer’s number of years of experience and overall qualifications;

•	our success in meeting our corporate goals for the most recently completed fiscal year; and

•	Mr. Price’s assessment of each officer’s success in meeting his or her individual performance objectives.

The following table sets forth the fiscal 2007 and fiscal 2008 base salaries for each named executive officer (on an annualized basis effective October 1st):

Name and Principal Position	Fiscal 2007 Base Salary	% Increase Over Fiscal 2006 Base Salary	Fiscal 2008 Base Salary	% Increase Over Fiscal 2007 Base Salary
P. Schaefer Price	$340,000	4.6%	$365,000	7.4%
Chief Executive Officer

Kurt Leutzinger	$255,417	4.0%	$270,000	5.7%
Chief Financial Officer

Michael J. Otto	$232,300	4.0%	$242,000	4.2%
Chief Scientific Officer

M. Michelle Berrey (1)	$260,000	N/A	$276,000	6.2%
Chief Medical Officer

(1)	Ms. Berrey began working for us on January 16, 2007. Her “Fiscal 2007 Base Salary” shown above is an annualized amount.

Annual Bonus Compensation

Our Annual Performance Management Program includes eligibility for annual bonus compensation. Our board of directors has established annual bonus compensation targets for different positions or ranks of employees within our organization, and has the discretion to adjust these targets. These targets are expressed as percentages of a particular officer’s base salary. In October 2006 (except for Ms. Berrey’s target, which was established in January 2007 upon her joining us), the fiscal 2007 annual bonus compensation target percentages for our named executive officers were approved by our board of directors as follows:

Name and Principal Position	Target Estimated Future Payouts Under Bonus Plan
P. Schaefer Price	30%
Chief Executive Officer

Kurt Leutzinger	25%
Chief Financial Officer

Michael J. Otto	20%
Chief Scientific Officer

M. Michelle Berrey	30%
Chief Medical Officer

In conjunction with approving the above target percentages, our board of directors approved our fiscal 2007 corporate performance objectives as follows:

•	Initiate clevudine registration studies. Clevudine is a product candidate we are developing for the treatment of hepatitis B virus;

•	Progress development of R7128 with our collaboration partner, Roche, according to an established plan. R7128 is a product candidate we are developing with Roche for the treatment of hepatitis C virus;

•

Complete Racivir 201 study to assess the safety, tolerability and antiviral effect of a 600 mg dose of Racivir head-to-head against lamivudine. Racivir is a product candidate we are developing for the treatment of human immunodeficiency virus;

•	Continue research efforts to identify new product candidates; and

•	Maintain an appropriate level of capitalization.

In October 2007, the fiscal 2008 annual bonus compensation target percentages for our named executive officers were approved by our board of directors as follows:

Name and Principal Position	Target Estimated Future Payouts Under Bonus Plan
P. Schaefer Price	30%
Chief Executive Officer

Kurt Leutzinger	30%
Chief Financial Officer

Michael J. Otto	30%
Chief Scientific Officer

M. Michelle Berrey	30%
Chief Medical Officer

Mr. Leutzinger’s and Mr. Otto’s annual target bonus percentage increased to 30% for fiscal 2008 due to each of their performances in fiscal 2007 and to make the annual target bonus percentage equal for all of our named executive officers. The Compensation Committee believes that the annual target bonus percentages for fiscal 2008 will ensure that each named executive officer is appropriately motivated and rewarded for the achievement of corporate and individual performance objectives.

In conjunction with approving the above target percentages, the board of directors approved our fiscal 2008 corporate performance objectives as follows:

•	Progress studies required for clevudine registration;

•	Progress development of R7128;

•	Continue research efforts to identify new product candidates; and

•	Maintain an appropriate level of capitalization.

Certain additional corporate objectives approved by our board of directors for fiscal 2008 were not disclosed above because doing so could cause us competitive harm. We believe that all of our corporate objectives, although not guaranteed, are capable of being achieved if our named executive officers meet or exceed their individual performance objectives, if we perform according to our fiscal 2008 annual operating plan and if the assumptions in our fiscal 2008 annual operating plan prove correct.

The corporate objectives were grouped and each group was weighted. The individual objectives of the named executive officers were designed to support the corporate objectives, and to enable the Chief Executive Officer and the Compensation Committee to evaluate the performance of each executive officer. For our Chief Executive Officer, the individual objectives are the same as the corporate objectives.

The level of achievement of the corporate performance objectives described above inform the Compensation Committee’s determination regarding the payment of annual bonus compensation, but is not entirely determinative. Whether or not the listed objectives are achieved, in accordance with our Annual Performance Management Program, the Compensation Committee may choose to adjust the bonus compensation to be more or less than the target levels noted above, based on its own evaluation of our corporate performance and each named executive’s performance. The Compensation Committee seeks input from our Chief Executive Officer in evaluating individual executive’s performance (other than the performance of our Chief Executive Officer himself) for purposes of awarding annual bonus compensation.

For fiscal 2007, the Compensation Committee awarded bonus compensation to each named executive officer for their performance during fiscal 2007. In addition, our named executive officers (except Ms. Berrey) were awarded annual bonus compensation in excess of their target levels to reward them for exceeding certain corporate and individual objectives during fiscal 2007, most notably the degree of success of our IPO completed on May 2, 2007, and the acceleration of our R7128 clinical development program.

In addition, in particular circumstances, our board of directors may authorize cash sign-on incentive payments. Such payments are typically repayable in full to us if the recipient voluntarily terminates employment with us within an agreed upon time period stated in the employee’s offer letter. Whether a sign-on incentive payment is paid, and the amount thereof, is determined on a case-by-case basis under the specific hiring circumstances.

Equity-Based Awards

We believe that long-term performance is achieved through a culture that encourages long-term participation by all of our employees through equity-based awards. Our equity incentive plan allows for the grant of stock options, restricted stock and other equity-based awards to all of our employees (including our named executive officers). The Compensation Committee authorizes initial grants of stock options, as well as annual grants of stock options to our named executive officers. The Compensation Committee has chosen to grant stock options to our executives because it believes stock options may provide long-term compensation to our named executive officers, aligning their interests with those of our stockholders, and they may also serve as an effective retention tool for executives. The Compensation Committee has reviewed other types of equity-based awards, such as restricted stock awards, and has decided not to grant such types of awards at this time. However, our board of directors may choose to grant other types of equity-based awards to our named executive officers in the future.

Initial stock option awards. Executives and other employees who join us are typically awarded initial stock option grants. These grants have an exercise price equal to the fair market value of our common stock on the grant date and, in general, have a vesting schedule of 25% on the first anniversary of the date of grant and 6.25% quarterly thereafter for the following three years. The size of the initial stock option award is determined based on the employee’s position with us and analysis of the compensation survey data we utilize.

Annual stock option awards. Our practice is to make annual stock option awards as part of our overall Annual Performance Management Program. The Compensation Committee believes that stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. We intend that the annual aggregate value of these awards will be set in an amount required to maintain the named executive officer group as a whole at or near a level commensurate with other comparable companies, subject to adjustments to reflect the individual’s background and experience, and job performance.

As part of the year-end compensation review process, our Chief Executive Officer recommends to the Compensation Committee the grant of certain stock option grants to our named executive officers (other than to himself). The Compensation Committee then reviews such recommended grants and makes its own recommendation regarding such grants to our board of directors, which then reviews and, if appropriate, approves such grants to our named executive officers. Similar to the annual bonus compensation described above, the number of stock option grants recommended by our Chief Executive Officer are based upon a review of stock option compensation survey data and his own evaluation of our corporate performance and each named executive officer’s individual performance during the most recently completed fiscal year. With regard to the annual grant of stock options to our Chief Executive Officer, our Vice-President of Administration collects comparable company data and provides it to the Compensation Committee, who then uses such data to determine an annual stock option grant for our Chief Executive Officer (which must be ratified by our board of directors).

Restricted stock awards. While our equity incentive plan permits the issuance of restricted stock awards (and other similar equity-based awards) to our named executive officers, no such awards have been issued to date. The Compensation Committee may, in the future, approve the issuance of restricted stock awards in order to achieve its compensation plan objectives.

Other Compensation

We maintain broad-based benefits that are provided to all employees, including health, dental and vision insurance, life and disability insurance and a 401(k) plan.

Termination Based Compensation

As a general matter, we believe that reasonable change in control protection is necessary for our named executive officers in order for us to recruit and retain qualified executives. In determining and setting the terms of any termination based compensation (whether as part of a broader employment agreement or a stand alone change of control severance agreement), the Compensation Committee recognized that our named executive officers will likely face challenges securing new employment following termination. Further, in cases of a change in control, the Compensation Committee believes such severance arrangements minimize operational disruption due to potential departures and help ensure smooth transition of the named executive officer’s responsibilities. Therefore, upon involuntary termination of employment, our named executive officers are entitled to receive severance payments under either their employment agreements or a change of control severance agreement.

The severance packages of our named executive officers are generally in line with severance packages offered to similar executive officers of companies of similar size to us as represented in the publicly available compensation data. Please see the section below entitled “Potential Payments Upon Termination or Change of Control” for further discussion of such severance packages.

Compliance with IRS Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our named executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review compensation levels and, to date, have not had any employee’s total annual compensation approach $1.0 million. Going forward, we plan to continue to periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of Pharmasset, Inc., have reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management and, based on such review and discussions, we recommend to the Board of Directors that the “Compensation Discussion and Analysis” set forth above be included in this proxy statement.

By the Compensation Committee of the Board of Directors:

Robert F. Williamson, Chair
G. Steven Burrill
Elliot F. Hahn, Ph.D.
Michael K. Inouye

SUMMARY COMPENSATION TABLE

The following table shows the total compensation accrued for fiscal 2007 for each of our named executive officers.

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Option Awards (2)	All Other Compensation (3)	Total
P. Schaefer Price	2007	$340,000	$152,000	$651,014	$24,001	$1,167,015
Chief Executive Officer

Kurt Leutzinger	2007	$255,417	$79,818	$135,875	$22,574	$493,684
Chief Financial Officer

Michael J. Otto	2007	$232,300	$58,075	$67,171	$26,812	$384,358
Chief Scientific Officer

M. Michelle Berrey (4)	2007	$184,167	$105,250	$30,878	$4,573	$324,868
Chief Medical Officer

(1)	The amounts in this column, other than the amount paid to Ms. Berrey, represent bonus compensation awarded to each executive with respect to the executive’s performance during fiscal 2007 as determined in the discretion of our Compensation Committee. Such amounts are in excess of the target amount for each such named executive officer (other than Ms. Berrey) and are commensurate with such named executive officer’s performance. The amount paid to Ms. Berrey represents a sign-on incentive payment of $50,000 as well as bonus compensation awarded to Ms. Berrey with respect to her performance during fiscal 2007 as determined in the discretion of our Compensation Committee of $55,250.
(2)	The amounts in this column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for fiscal 2007, in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS 123R), of stock options granted under our equity plans and may include amounts from stock options granted in and prior to fiscal 2007. There can be no assurance that the SFAS 123R amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 2 to our audited financial statements for fiscal 2007, included in our Annual Report on Form 10-K filed with the SEC on December 31, 2007.
(3)	The amounts in this column represent the following:

Name and Principal Position	Company Matching 401(k) Contribution (a)	Group Term Insurance Premium Cost	Long Term Disability Premium Cost	Unused Vacation Payouts	Relocation Subsidy	Total
P. Schaefer Price	$4,583	$180	$1,585	$17,653	$—	$24,001
Chief Executive Officer

Kurt Leutzinger	$5,126	$774	$1,585	$15,089	$—	$22,574
Chief Financial Officer

Michael J. Otto	$4,961	$774	$1,585	$3,574	$15,918	$26,812
Chief Scientific Officer

M. Michelle Berrey	$3,500	$—	$1,073	$—	$—	$4,573
Chief Medical Officer

(a)	Our 401(k) plan has a maximum company annual matching contribution of $3,500 that is calendar year-based. The “Company Matching 401(k) Contribution” displayed above may exceed such maximum amount because these amounts are for the fiscal year ended September 30, 2007 and the timing of employee contributions during each fiscal year may cause the total amount to exceed $3,500 for a given fiscal year.
(4)	Ms. Berrey began working for us on January 16, 2007. Ms. Berrey’s annual salary as of her hire date was $260,000.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding each grant of an award made to a named executive officer during fiscal 2007 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

Name and Principal Position	Grant Date	Option Awards: Number of Securities Underlying Options (1)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option Awards (2)

P. Schaefer Price	11/7/06	80,000	$4.02	$182,376
Chief Executive Officer	5/2/07	66,666	$9.00	$306,829

Kurt Leutzinger	11/7/06	25,500	$4.02	$58,132
Chief Financial Officer

Michael J. Otto	11/7/06	20,000	$4.02	$45,594
Chief Scientific Officer

M. Michelle Berrey	1/16/07	83,333	$4.20	$197,163
Chief Medical Officer

(1)	The amounts shown in this column reflect stock options granted to our named executive officers pursuant to our 1998 Stock Plan or our 2007 Equity Incentive Plan. These options have a vesting schedule of 25% on the first anniversary of the date of grant and an additional 6.25% at the end of each three-month period thereafter, except for Mr. Price’s grant on May 2, 2007, which vested (and is exercisable) immediately.
(2)	The amounts reported in this column are computed in accordance with SFAS 123R and represent the entire grant date fair value for each option award. There can be no assurance that the SFAS 123R amounts will ever be realized. The assumptions we used to calculate these amounts are included in our Annual Report on Form 10-K filed with the SEC on December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning stock options held on September 30, 2007, the last day of our 2007 fiscal year, for each of our named executive officers.

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
P. Schaefer Price	122,553	163,404	$3.00	8/10/14	(1)
Chief Executive Officer	9,375	25,000	$3.87	5/24/16	(2)
	—	80,000	$4.02	11/7/16	(1)
	66,666	—	$9.00	5/2/17	(3)

Kurt Leutzinger	—	62,500	$3.00	1/17/2015	(1)
Chief Financial Officer	5,709	28,541	$3.87	5/24/16	(4)
	—	25,500	$4.02	11/7/16	(1)

Michael J. Otto	37,167	—	$2.55	8/6/09	(1)
Chief Scientific Officer	5,000	—	$6.00	9/15/10	(1)
	60,000	23,333	$3.00	8/10/14	(1)
	20,000	20,000	$3.87	5/24/16	(2)
	—	20,000	$4.02	11/7/16	(1)

M. Michelle Berrey	—	83,333	$4.20	1/16/17	(1)
Chief Medical Officer

(1)	These options vest as to 25% on the first anniversary of the date of grant and as to an additional 6.25% at the end of each three-month period thereafter.
(2)	These options vest as to 25% of the shares on August 10, 2006 and as to an additional 6.25% at the end of each three-month period thereafter.
(3)	All of these options vested immediately and were exercisable on the date of grant.
(4)	These options vest as to 25% on January 17, 2007 and as to an additional 6.25% at the end of each three-month period thereafter.

OPTION EXERCISES

The following table sets forth information concerning stock options exercised during fiscal 2007 for each of our named executive officers.

Name and Principal Position	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)
P. Schaefer Price
Chief Executive Officer	179,028	$1,060,575

Kurt Leutzinger
Chief Financial Officer	63,500	$371,068

Michael J. Otto
Chief Scientific Officer	19,500	$134,075

(1)	Calculated by multiplying the number of shares times the difference between the closing price of the stock on the date of exercise and the exercise price. For exercises prior to the public trading of our common stock on April 27, 2007, the initial public offering price of $9.00 was used as the closing price of the stock on the date of exercise.

Potential Payments Upon Termination or Change in Control

The following is a discussion of payments and benefits that would be due to each of our named executive officers, upon the termination of his or her employment with us. The amounts in the tables below assume that each termination was effective as of September 28, 2007 (the last business day of fiscal 2007) and are merely illustrative of the impact of a hypothetical termination of each executive’s employment. The amounts to be payable upon an actual termination of employment can only be determined at the time of such termination based on the facts and circumstances then prevailing.

P. Schaefer Price

Under the terms of an employment agreement between us and Mr. Price dated June 15, 2004 (Price Agreement), Mr. Price’s employment may be terminated by us immediately for cause (as defined below). In addition, we may terminate Mr. Price’s employment in the event he is unable to perform the essential functions of his position by reason of physical or mental disability for a period of 90 consecutive calendar days. Upon termination, the Price Agreement provides for Mr. Price to receive the severance benefits described below. In addition to such benefits, Mr. Price is also entitled to any additional benefits provided upon termination under our benefit plans.

If we terminate Mr. Price without cause or he resigns with good reason (as defined below) within 18 months following a change of control (as defined below), then we or our successor-in-interest must (i) accelerate the vesting of all Mr. Price’s stock options, (ii) pay Mr. Price a lump-sum severance package equal to one and a half times his then current annual base salary, plus the amount of benefits that would otherwise be payable on behalf of Mr. Price prior to the expiration of the Price Agreement and (iii) provide Mr. Price with salary, bonus and benefits continuation for one year following such termination (at the levels of each in effect immediately prior to termination). If we terminate Mr. Price’s employment without cause or if Mr. Price resigns with good reason prior to a change of control or more than 18 months following a change of control (and Mr. Price is not otherwise entitled to the severance benefits described in the preceding sentence), then we or our successor-in-interest must (i) accelerate the vesting of Mr. Price’s stock options which would have vested during the 12 months following the date of termination and (ii) provide Mr. Price with salary, bonus and benefits continuation for one year following such termination (at the levels of each in effect immediately prior to termination).

For purposes of the Price Agreement:

•

“cause” means (i) acts amounting to gross negligence or moral turpitude which are detrimental to us, (ii) fraud or embezzlement of funds or property, (iii) conviction of or pleading guilty to a felony not involving traffic or administrative sanctions, (iv) failure to observe or perform any material covenant, condition, or provision of the Price Agreement or our written policies and, when such failure is capable of remedy, such failure is not remedied within five business days after notice of such failure by us, or (v) performance of substantial and continued business services for any other person or entity without the prior written consent of the Chairman of our board of directors;

•

“change of control” means (i) a transaction, including a merger or other reorganization of us or acquisition of our shares, if following such transaction, the holders of our voting stock own less than 50% of the voting stock of the purchaser or surviving entity or (ii) a sale of all or substantially all of our assets; and

•

“good reason” means a reduction in Mr. Price’s overall level of responsibility, requiring him to report to anyone other than our board of directors, or the elimination of any of his current principal duties.

Pursuant to the terms of the Price Agreement, Mr. Price is prohibited, during the term of his employment with us and for a period of 18 months thereafter, from directly or indirectly (i) soliciting our employees or (ii) engaging in a business that is competitive with us in North America, Latin America or South America, in each case without our consent. In the event Mr. Price violates these provisions, he shall not be entitled to any of the severance benefits described above (to the extent they have not already been paid, if such violation occurs following termination).

The following table sets forth potential termination and change-in-control payments pursuant to the Price Agreement assuming Mr. Price was terminated effective September 28, 2007 (the last business day of fiscal 2007). The actual amounts paid out can only be determined at the time of Mr. Price’s actual termination.

Name and Principal Position	Termination Without Cause or Resigns For Good Reason Prior To A Change-In- Control or 18 Months After A Change- In-Control	Termination Without Cause or Resignation With Good Reason Following A Change-In- Control

P. Schaefer Price
Chief Executive Officer
Severance Package (1)	$—	$510,000
Salary, Bonus and Benefits Continuation (2)	462,200	462,200
Market Value of Stock Vesting (3)	—	2,355,231
Market Value of Stock Vesting (4)	710,908	—

	$1,173,108	$3,327,431

(1)	Represents a lump-sum severance package equal to one and a half times Mr. Price’s current annual base salary.
(2)	Represents salary, bonus and benefits (primarily health and dental insurance payments, and a matching contribution under our tax-qualified 401(k) plan) continuation for one year following termination.
(3)	Represents the acceleration of vesting of all of Mr. Price’s unvested stock options as of September 28, 2007. The value of the acceleration is equal to the shares multiplied by the difference between the then current stock price and the exercise price of the options. We calculated the value of the acceleration in the table above using the closing price of our common stock of $12.16 on September 28, 2007.
(4)	Represents the acceleration of vesting of Mr. Price’s unvested stock options which would have vested in the 12 month period following September 28, 2007. The value of the acceleration is equal to the shares multiplied by the difference between the then current stock price and the exercise price of the options. We calculated the value of the acceleration in the table above using the closing price of our common stock of $12.16 on September 28, 2007.

Change of Control Severance Agreements

We have entered into change of control severance agreements with each of our named executive officers other than Mr. Price (Change of Control Agreements). Each Change of Control Agreement has substantively similar terms and provides for each of our named executive officers other than Mr. Price with certain severance benefits and accelerated stock option vesting upon involuntary termination of employment at any time within 18 months after a change of control. For the purpose of the Change of Control Agreements, “change of control” means (i) the consummation of a merger or consolidation with any other corporation or other entity that results in a greater than 50% change of the total voting power represented by the voting securities of our company or the surviving entity; (ii) the approval by our stockholders of a plan of complete liquidation of our company or an agreement for the sale or disposition by us of all or substantially all of our assets; or (iii) any person or persons becoming the beneficial owner, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities.

Under the terms of the Change of Control Agreements, our named executive officers other than Mr. Price are all entitled to the following benefits: (i) a lump-sum payment equal to 12 months of his or her then current base salary within 30 days of his or her involuntary termination; (ii) an acceleration and vesting of all the outstanding stock options prior to the change of control; (iii) a two-year period following his or her termination during which he or she may exercise all vested stock options and (iv) a continuation of the same level of health coverage and benefits until the earlier of (x) the date he or she is no longer eligible to receive COBRA benefits, (y) 12 months from the date of termination and (z) the date he or she receives similar benefits from a new employer.

The following table quantifies the potential payments and benefits under the Change of Control Agreements to which each of our named executive officers other than Mr. Price would be entitled if the officer was involuntary terminated following a change-in-control. The amounts shown assume that the termination was effective as of September 28, 2007 (the last business day of fiscal 2007). The actual amounts paid out can only be determined at the time of such named executive officer’s actual involuntary termination.

Name and Principal Position	Salary and Benefits (1)	Market Value of Stock Vesting (2)	Total
Kurt Leutzinger	$268,617	$1,016,678	$1,285,295
Chief Financial Officer

Michael J. Otto	$245,500	$542,333	$787,833
Chief Scientific Officer

M. Michelle Berrey	$273,200	$663,333	$936,533
Chief Medical Officer

(1)	Represents salary and benefits (health and dental insurance payments) continuation for one year following involuntary termination.
(2)	Represents the acceleration of vesting of all of the named executive officer’s unvested stock options as of September 28, 2007. The value of the acceleration is equal to the shares multiplied by the difference between the then current stock price and the exercise price of the options. We calculated the value of the acceleration in the table above using the closing price of our common stock of $12.16 on September 28, 2007.

Securities Authorized for Issuance Under Our Equity Incentive Plans

The following table sets forth, as of September 30, 2007, information concerning our 2007 Equity Incentive Plan and 1998 Stock Plan under which securities are authorized for issuance. The table does not reflect grants, awards, exercises, terminations or expirations since that date.

	(A)	(B)	(C)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities Reflected in Column (A))
Plans Approved by Stockholders	2,101,273	$4.01	1,578,895
Plans Not Approved by Stockholders	—	$—	—

Total	2,101,273	$4.01	1,578,895

Compensation of Directors

Prior to the completion of our IPO on May 2, 2007, Dr. Hahn, Mr. Williamson, Mr. Carney, Mr. Inouye and Mr. Fredric Price earned fees as members of our board of directors and Mr. Burrill, Dr. Gadicke, Dr. Goll, and Mr. P. Schaefer Price did not earn fees as members of our board of directors. Dr. Hahn, Mr. Williamson, Mr. Carney, Mr. Inouye and Mr. Fredric Price each were paid $10,000 as an annual retainer fee, and received $1,000 for their attendance at each board committee meeting that had documented minutes and included a quorum. Their attendance at telephonic board committee meetings was compensated with a $500 payment per meeting. We reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors.

Subsequent to the completion of our IPO on May 2, 2007, all of our non-employee directors, which includes all directors other than Mr. P. Schaefer Price, began to receive $1,000 for attendance at each board meeting that had documented minutes and included a quorum. Also, Mr. Carney and Mr. Williamson received an additional payment of $5,000 for serving as a chair of a board committee during fiscal 2007.

Beginning with fiscal 2008, each non-employee director receives an annual retainer fee of $25,000 and $1,000 for attendance at each board meeting that has documented minutes and includes a quorum. Each non-employee director who serves as a chair of a board committee will receive an additional $15,000 annual payment, and each non-employee director will receive $1,000 for his attendance at each board committee meeting (that has documented minutes and includes a quorum) ($500 if the board committee meeting is telephonic). In addition, the Chairman of our board of directors will receive a $15,000 annual fee for his or her service.

Upon initial election or appointment to our board of directors, each non-employee director (that does not decline such grants) will be granted an option to purchase 40,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant. Each such option will vest immediately with respect to 10,000 shares, will vest with respect to another 10,000 shares on the first anniversary of the date of grant and will vest with respect to the remaining 20,000 shares in equal quarterly installments thereafter until the third anniversary of the date of grant. On the first anniversary of a director’s appointment or election to our board of directors, and each subsequent anniversary thereafter, each non-employee director will be granted an option to purchase 10,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant. Each such option will vest immediately with respect to 2,500 shares, will vest with respect to another 2,500 shares on the first anniversary of the date of grant and will vest with respect to the remaining 5,000 shares in equal quarterly installments thereafter until the third anniversary of the date of grant.

The following table sets forth information concerning the compensation of our directors who are not also named executive officers for fiscal 2007.

	Fees Earned or Paid In Cash
	Annual Retainer For Non- Employee Director	Annual Retainer For Committee Chairs	Fees For Participating in Board or Committee Meetings	Subtotal - Fees Earned or Paid In Cash	Option Awards (1)	Total
G. Steven Burrill	$—	$—	$5,500	$5,500	$—	$5,500
William J. Carney (2)	$10,000	$5,000	$6,000	$21,000	$23,970	$44,970
Ansbert S. Gadicke	$—	$—	$3,000	$3,000	$—	$3,000
Alexandra Goll	$—	$—	$4,500	$4,500	$—	$4,500
Elliot F. Hahn (3)	$10,000	$—	$9,500	$19,500	$23,970	$43,470
Michael K. Inouye (4)	$10,000	$—	$10,000	$20,000	$28,637	$48,637
Fredric D. Price (5)	$10,000	$—	$5,500	$15,500	$29,779	$45,279
Robert F. Williamson III (6)	$10,000	$5,000	$13,000	$28,000	$23,970	$51,970

(1)	The amounts in this column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for the fiscal 2007, in accordance with SFAS 123R of stock options granted under our equity plans and may include amounts from stock options granted in and prior to fiscal 2007. There can be no assurance that the SFAS 123R amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 2 to our audited financial statements for fiscal 2007 included in our 2007 Form 10-K.
(2)	The grant date fair value, pursuant to SFAS 123R, of the stock option award issued to Mr. Carney in fiscal 2007 was $14,343. As of September 30, 2007, Mr. Carney had 37,500 options outstanding, of which 30,833 were exercisable.
(3)	The grant date fair value, pursuant to SFAS 123R, of the stock option award issued to Dr. Hahn in fiscal 2007 was $14,343. As of September 30, 2007, Dr. Hahn had 54,667 options outstanding, of which 48,000 were exercisable.
(4)	The grant date fair value, pursuant to SFAS 123R, of the stock option award issued to Mr. Inouye in fiscal 2007 was $14,343. As of September 30, 2007, Mr. Inouye had 33,334 options outstanding, of which 21,667 were exercisable.
(5)	The grant date fair value, pursuant to SFAS 123R, of the stock option award issued to Mr. Fredric Price in fiscal 2007 was $76,520. As of September 30, 2007, Mr. Fredric Price had 26,667 options outstanding, of which 6,667 were exercisable.
(6)	The grant date fair value, pursuant to SFAS 123R, of the stock option award issued to Mr. Williamson in fiscal 2007 was $14,343. As of September 30, 2007, Mr. Williamson had 41,334 options outstanding, of which 34,667 were exercisable.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Robert F. Williamson III (Chair), Elliot F. Hahn, G. Steven Burrill and Michael K. Inouye. No member of the Compensation Committee was an officer or employee of ours. In addition, there are no compensation committee interlocks between us and other entities involving our executive officers and our board members who serve as executive officers of those other entities.

Proposal 1—Election of Class I Directors

Upon the recommendation of the Nominating and Corporate Governance Committee, our three Class I Directors (Messrs. Carney, Inouye and P. Schaefer Price) have been nominated for re-election. If they are elected, Messrs. Carney, Inouye and P. Schaefer Price will each hold office until our annual meeting of stockholders in 2011 and until his successor is duly elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by our board of directors.

If a quorum is present at the Annual Meeting, then nominees will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the meeting. There is no cumulative voting in the election of directors.

Biographical information (including age) for each of the nominees for election as Class I Directors appears above under the section entitled “Governance of the Company; Board of Directors.” Information with respect to the number of shares of Common Stock beneficially owned by each nominee, directly or indirectly, as of November 30, 2007, appears above under the heading “Stock Ownership of Certain Beneficial Owners and Management.”

Our board of directors recommends a vote “FOR” each of the nominees.

Proposal 2—Ratification of the Appointment of

Independent Registered Public Accounting Firm

The Audit Committee has selected the firm of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year. Grant Thornton LLP has served as our independent registered public accounting firm since fiscal 2006. Although stockholder approval of the selection of Grant Thornton LLP is not required, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee will reconsider its selection of Grant Thornton LLP.

Our board of directors recommends that stockholders vote “FOR” ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during fiscal 2007 our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements.

Stockholder Proposals for the 2009 Annual Meeting

Advance Notice Requirements for Stockholder Proposals for Next Year’s Annual Meeting

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy card for next year’s annual meeting of stockholders pursuant to Rule 14a-5(e) of the Exchange Act is October 24, 2008 (which is 120 calendar days before the anniversary of the date this Proxy Statement was first mailed to stockholders (as stated on page 1 of this Proxy Statement)).

A stockholder may wish to have a proposal presented at next year’s annual meeting of stockholders, but not to have such proposal included in our proxy statement and form of proxy relating to that meeting. If notice of any such proposal is not received by us by January 1, 2009 (which is 45 calendar days before the anniversary of the date this Proxy Statement was first mailed to stockholders (as stated on page 1 of this Proxy Statement)), then such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) promulgated under the Exchange Act and, therefore, the individuals named in the proxies solicited on behalf of our board of directors for use at our next annual meeting of stockholders will have the right to exercise discretionary voting authority as to such proposal.

Advance Notice Requirements for Stockholder Nominations for Next Year’s Annual Meeting

Nominations for election to our board of directors must be received by October 24, 2008 to be considered by our Nominating and Corporate Governance Committee and must be accompanied the information and materials required by our By-laws.

Other Requirements

You also must comply with all applicable requirements of the Exchange Act for nominations of directors and proposals of business to be conducted at stockholder meetings. If you have not complied with the procedures described above, the chairman of the meeting may refuse to acknowledge your nomination or proposal. These procedures will not be deemed to affect any of your rights under Rule 14a-8 under the Exchange Act to request inclusion of proposals in our proxy statements.

Change in the Date of Next Year’s Annual Meeting

If our board of directors selects a date for next year’s annual meeting of stockholders that is more than 30 calendar days before or after the date that is one year after the date of the Annual Meeting, we will inform you of the change and include the new dates by which (i) stockholder proposals must be submitted to us for inclusion in our proxy statement and form of proxy card for next year’s annual meeting of stockholders and (ii) stockholder proposals must be received to not be considered to be “untimely,” in our first Quarterly Report on Form 10-Q following the change.

Delivery of this Proxy Statement

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. Householding is designed to reduce duplicate mailings and save significant printing and postage costs. If you receive a household mailing this year and would like to receive additional copies of our annual report and/or proxy statement, please call us at 609-613-4125 or send a written request to aroemer@pharmasset.com or Investor Relations, Pharmasset, Inc., 303-A College Road East, Princeton, New Jersey 08540. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — PHARMASSET, INC.

PROXY FOR THE ANNUAL MEETING OF MEETING OF STOCKHOLDERS

to be held on March 25, 2008

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PHARMASSET, INC.

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) P. Schaefer Price and Kurt Leutzinger, or each of them, with full power of substitution, as proxies to act and vote at the 2008 Annual Meeting of Stockholders of Pharmasset, Inc. and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE AND FOR PROPOSAL NUMBER 2.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

		000004	000000000.000000 ext	000000000.000000 ext
MR A SAMPLE			000000000.000000 ext	000000000.000000 ext
DESIGNATION (IF ANY)			000000000.000000 ext	000000000.000000 ext
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6			Electronic Voting Instructions You can vote by Internet! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose the voting method outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet must be received by 1:00 a.m., Central Time, on March 25, 2008.

Vote by Internet
• Log on to the Internet and go to
www.investorvote.com
• Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A	Proposals — A vote FOR the director nominees and FOR Proposal Number 2 is recommended by the Board of Directors.

1. Election of Class I Directors:	For	Withhold		For	Withhold		For	Withhold	+
01- William J. Carney	☐	☐	02- Michael K. Inouye	☐	☐	03- P. Schaefer Price	☐	☐

	For	Against	Abstain
2. To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year.	☐	☐	☐	In their discretion the proxy holders are authorized to vote upon such other business, if any, that may properly come before the meeting and any adjournment of the meeting.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please be sure to sign and date this Annual Meeting Proxy Card. Please sign this proxy exactly as you name appears hereon. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please give full title as such. If a corporation or partnership only authorized persons should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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